Exhibit 99.2

BANCO DE CREDITO E INVERSIONES ISSUANCE OF PAYABLE SHARES

Santiago

Mr./Mrs. Shareholder

Name or corporate name of the shareholder

You are hereby informed of the following:

In the Extraordinary Shareholders’ Meeting of Banco de Crédito e Inversiones (the “Company” or the “Bank”), held on July 21, 2023 (the “Meeting”), which minutes were passed to public deed on July 26 of the same year, in the Fortieth Notary of Santiago of Mr. Alberto Mozo Aguilar, protocol no. 4048/2023, it was agreed to increase the Company’s equity in the amount of CLP$600,000,000,000.00 through the issuance of 28,066,236 payable shares, of one single series and with no par value. The term for the issuance, subscription and payment of the shares is three (3) years from July 21, 2023.

An excerpt of the referred public deed was registered under Folio 66,764 No. 28,841 in the Registry of Commerce of Santiago of 2023 and was published in the Official Gazette on August 3, 2023.

The Chilean Financial Markets (Comisión para el Mercado Financiero) registered the issuance of the shares in the Registry of Securities on August 16, 2023, under the N° 04/2023.

This issuance is offered on a preferred basis to shareholders of the Company, who will have the right to subscribe one (1) share for each 6,7889 shares held and that are registered in the Shareholders Registry at midnight of September 14, 2023, rising to the upper integer the fraction that is greater than 0.5 and lowering to the lower integer the fraction that is less than 0.5. These shares shall be paid up front at the time of the subscription of the shares, in cash, bankers draft, electronic funds transfer or any instrument equivalent to money payable on demand.

The placement price of the shares will be freely determined by the Bank’s board of directors in a forthcoming meeting, in accordance with the provisions of the applicable law and the powers granted for this purpose by the Meeting. In setting the placement price, the trading price of the Company's shares on the Santiago Stock Exchange prior to the start date of the preferential option period to subscribe these shares (the “Preferential Option Period”) will be taken into consideration. The placement price will be indicated in the notice that initiates the Preferential Option Period and will be communicated to the market.

The proceeds from this issuance will be used for the Bank’s local and international growth strategy, in accordance with Basel III capital requirements.

The preferential subscription notice for these shares, with which the option period begins, will be published in the newspaper El Mercurio de Santiago on September 22, 2023.

Shareholders entitled to subscribe the shares or assignees of the options, must subscribe and pay them within a 30-day period starting on the date of the commencement of the option that is between September 22, 2023 and October 21, 2023, and acknowledge that they waive this right if they fail to do so within this period.

To subscribe the payable shares of the Bank, the shareholders must contact the offices of DCV Registros S.A., located at Los Conquistadores Avenue N° 1730, 24th floor, commune of Providencia, from Monday to Thursday between 9:30 am and 17:00 hours and Friday between 9:30 am to 16:00 hours, continued schedule, where the subscription agreement form will be available. The payment for the shares must be done by the shareholder at the time of executing the subscription agreement.

Preferential subscription rights are essentially waivable and transferable within the 30 days period indicated above. Notwithstanding the foregoing, the preferential subscription rights may not be offered, sold or otherwise transferred by any holder of common stock entitled thereto, directly or indirectly, except if made outside the United States of America and in accordance with Regulation S of the Securities Act of the United States of America of 1933, as amended, (“Securities Act of the United States of America”).

The transfer of the options must be made by private deed executed by the assignor and assignee before two adult witnesses or before a stock broker or notary public or by means of a public deed signed by the assignor and assignee. The assignment shall only be effective against the Company and third parties, once the Company becomes aware of it based on the production of the document containing the assignment and the respective certificate evidencing a right to the option, in the latter case, only to the extent such a certificate was issued and withdrawn from the Company.

The Company shall make available to the shareholders or assignees who so request, certificates evidencing the preferential subscription rights they hold. These will be issued no later than the subsequent business day of that in which the Company receives the respective communication and may be withdrawn at the offices of DCV Registros S.A., located at Los Conquistadores Avenue N° 1730, 24th floor, commune of Providencia, from Monday to Thursday between 9:30 am and 17:00 hours and Friday between 9:30 am to 16:00 hours, continued schedule. Any other information regarding this issuance of shares can be consulted directly with the Company.

The shares not subscribed and paid by the shareholders or their assignees entitled to do so, within the referenced 30 days period, and the shares originated from fractions resulting from the pro rata allotment among shareholders, may be freely offered to shareholders or third parties, provided that the placement of such shares will not be made under more favorable conditions and prices than those set for the Preferential Option Period, at least for the 30 days following the end of the respective option period.

Once the abovementioned term expires and in accordance with the provisions of the last paragraph of Article 29 of Reglamento de Sociedades Anónimas, the unsubscribed shares will be offered to third parties, offers that according to the above mentioned legal rule shall be made in the Santiago stock exchanges.

The shares of the Bank are classified as AAA by rating agencies Fitch Chile Clasificadora de Riesgo Limitada and Feller Rate Clasificadora de Riesgo Limitada.

Summary of transactions on the Santiago Stock Exchange from the last twelve months:

DATE	N° OF TRADED SHARES	AVERAGE PRICE ($)	TOTAL TRADED AMOUNT ($)
08/01/22	2,778,222	$25,689.75	$71,365,539,002
09/01/22	2,028,902	$26,773.42	$54,327,928,239
10/01/22	1,479,819	$25,482.63	$37,698,559,535
11/01/22	1,322,910	$25,430.13	$33,682,497,814
12/01/22	2,064,961	$24,371.86	$50,328,629,366
01/01/23	2,584,455	$24,246.92	$62,663,646,760
02/01/23	2,174,297	$25,461.77	$55,326,425,746
03/01/23	3,812,335	$24,425.12	$93,122,398,522
04/01/23	1,470,351	$23,749.14	$34,889,773,995
05/01/23	2,397,561	$24,297.23	$58,267,569,772
06/01/23	1,928,795	$24,015.10	$46,317,383,740
07/01/23	3,232,348	$23,325.50	$75,448,978,315
08/01/23	4,276,063	$24,856.08	$106,314,715,481

Summary of transactions on the Electronic Stock Exchange from the last twelve months:

DATE	N° OF TRADED SHARES	AVERAGE PRICE ($)	TOTAL TRADED AMOUNT ($)
08/01/22	75,805	$27,396	$2,076,768,227
09/01/22	91,433	$26,537	$2,450,111,049
10/01/22	74,956	$25,491	$1,910,734,660
11/01/22	39,984	$25,919	$1,036,343,415
12/01/22	17,447	$24,242	$422,948,500
01/01/23	105,885	$23,876	$2,534,370,813
02/01/23	64,215	$25,250	$1,621,440,027
03/01/23	53,012	$24,025	$1,273,637,340
04/01/23	51,543	$23,532	$1,212,920,572
05/01/23	93,025	$24,385	$2,268,407,555
06/01/23	69,783	$23,945	$1,670,941,648
07/01/23	158,289	$24,447	$3,869,640,621
08/01/23	184,167	$25,058	$4,577,756,594

The rights to preferentially subscribe for shares of common stock of the Company and the new shares issuable upon the exercise of such rights, have not been and will not be registered under the Securities Act of the United States of America, or under the securities laws of any state or other jurisdiction of the United States of America. The shares issuable upon exercise of the rights may not be offered, sold or subscribed for (i) within the United States of America, except in case of a transaction that is exempt from, or not subject to, the registration requirements of the Securities Act of the United States of America or (ii) outside the United States of America, except pursuant to Regulation S under the Securities Act of the United States of America, and, in each case, in accordance with any applicable state securities laws.

Until 40 days following the later of (i) the commencement of the subscription period for the rights offering and (ii) the commencement of allocations to investors in connection with the subsequent public auction offering, if any, of shares underlying unexercised rights in Chile, an offer or sale of the shares within the United States of America by a broker or dealer (whether or not it is participating in the rights offering) may violate the registration requirements of the Securities Act of the United States of America.

The offering of preferential subscription rights is made for the securities of the Company, a company incorporated and organized under the laws of the Republic of Chile. Such offer is subject to disclosure requirements established in Chile that are different from those of the United States of America. Financial statements included or incorporated by reference in any offering document have been prepared in accordance with general accepted accounting principles in Chile and may not be comparable to the financial statements of United States of America companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States of America, since the issuer is located in Chile, and some or all of its officers and directors may be residents of Chile. You may not be able to sue the Company or its officers or directors in a Chilean court for violations of the securities laws of the United States of America. It may be difficult to compel the Company, its officers or directors and its affiliates to subject themselves to a judgment of a court of the United States of America.

If you are in the United States of America and would like to receive additional information relating to the offer of subscription rights, you must subscribe and electronically submit to BofA Securities, Inc. and J.P. Morgan Securities LLC, as dealer managers, an eligibility letter that can be accessed through an electronic link that you can obtain from the dealer managers that will allow you to electronically subscribe to such letter of eligibility in order to access this additional information relating to the offering of subscription rights.

For more information related to Banco de Crédito e Inversiones and its activities, visit www.bci.cl/investor-relations.

General Manager